EXHIBIT 23



              INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
United Mobile Homes, Inc.

We consent to incorporation by reference in the Registration Statement (No. 333-13053) on Form S-8 of our report dated March 7, 2003, relating to the consolidated balance sheets of United Mobile Homes, Inc., as of December 31, 2002 and 2001 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule, which report appears in the December 31, 2002 annual report on Form 10-K of United Mobile Homes, Inc.



                                   /s/ KPMG LLP


Short Hills, New Jersey
March 28, 2003